Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com
May 1, 2025
Board of Directors
W. P. Carey Inc.
One Manhattan West
395 9th Avenue, 58th Floor
New York, New York 10001
To the addressees referred to above:
We are acting as counsel to W. P. Carey Inc., a Maryland corporation (the “Company”), and WPC Eurobond B.V. (“WPC Finance” and, together with the Company, the “Registrants”) in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of one or more series of (a) the following securities of the Company: (i) shares of our common stock, $0.001 par value per share (“Common Stock”), (ii) one or more series of our preferred stock, $0.001 par value per share (“Preferred Stock,” and together with the Common Stock, the “Capital Stock”), (iii) depositary shares, which may represent a fractional interest in a share of a particular class or series of our Preferred Stock (the “Depositary Shares”), (iv) stock purchase contracts and stock purchase units (collectively, the “Purchase Agreements”), (v) warrants (“Warrants”), (vi) debt securities (“Company Debt Securities”), and (vii) a guarantee (“Guarantee”) of debt securities offered and sold by WPC Finance (the Common Stock, Preferred Stock, Depositary Shares, Purchase Agreements, Warrants, Company Debt Securities and any such Guarantee, collectively, the “Company Securities”) and (b) debt securities of WPC Finance (“WPC Finance Debt Securities” and, collectively with the Company Securities, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.
Bases for Opinions
The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of, and continued deference to, the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable) or by any other agency or member of the executive branch of the U.S. government (collectively, the “Government”), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the Government, or of a contrary position taken by the Government in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the Government, and is not a guarantee that the Government will not assert a contrary position with respect to such issue or that a court will not sustain such a position. Terms or phrases that are not capitalized but appear in quotation marks (except for the reference “to the knowledge of” below) are used herein as they are used for U.S. federal income tax purposes in the Code, Treasury Regulations, and administrative guidance and rulings.
In rendering these opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to (1) the Registration Statement, (2) the discussions under the captions “Material U.S. Federal Income Tax Considerations Relevant to Holders of our Common Stock” and “Material U.S. Federal Income Tax Considerations Relevant to Holders of our Debt Securities” in the Registration Statement (“Tax Disclosure”); and (3) certain organizational documents of the Company and its subsidiaries (those documents referred to in clauses (1) through (3), the “Reviewed Documents”).
The opinions set forth in this letter are premised on, among other things, written representations of the Company with respect to the Company and its subsidiaries contained in a letter to us executed by an officer of the Company and dated as of the date hereof (the “Company Management Representation Letter”). Although we have discussed the Company Management Representation Letter with the signatories thereof for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Company Management Representation Letter. We consequently have relied upon the representations and statements of the signatories of the Company Management Representation Letter and in the Reviewed Documents and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware of any facts inconsistent with the statements in the Company Management Representation Letter.
In this regard, we have assumed with your consent the following:
(1)that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Company Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Company Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;
(2)the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and
(3)that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.
Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Company Management Representation Letter) may adversely affect the conclusions stated herein. We have also assumed that the Company satisfied all the requirements for qualification and taxation as REIT under Sections

856 through 860 of the Code for the taxable year ended December 31, 2012 through the taxable year ended December 31, 2019.
Opinions
Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the paragraphs below, we are of the opinion that:
(1)the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable year ended December 31, 2021 through the taxable year ended December 31, 2024, and the Company’s current organization and current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2025 and future taxable years; and
(2)the portions of the discussion in the Tax Disclosure that describe applicable provisions of U.S. federal income tax law are correct in all material respects as of the date hereof.
In order to qualify as a REIT, 75% of the Company’s total assets must be comprised of “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of each taxable year of the Company, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be derived from certain specified “real estate” sources, including interest on mortgage loans. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. The value of the assets that the Company will own at the end of any future calendar quarter cannot be known with certainty as of the date hereof. Similarly, the gross income that the Company’s assets will produce for the current taxable year (or future taxable years), and the nature of that income, cannot be known with certainty as of the date hereof. We have not reviewed any assets that will be owned by the Company at the close of any future calendar quarter, nor have we reviewed any sources of the Company’s gross income for the current taxable year or any future taxable year. Accordingly, the accuracy of our opinion as to the current taxable year and future taxable years is entirely dependent on the Company’s representations contained in the Company Management Representation Letter regarding the anticipated value and composition of its assets that it will own, and the nature of its income derived therefrom for those periods.
The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company and each Company subsidiary REIT, if any, to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company and each Company subsidiary REIT, as applicable, utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company and each Company subsidiary REIT, as applicable, under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company and/or one or more of the Company subsidiary REITs may have to utilize one or more of these “savings provisions” in the future, which could require the Company and/or one or more of the Company subsidiary REITs to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company’s or any Company subsidiary REIT’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.
This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign legal or tax issues, including the U.S. federal income tax qualification of any Company subsidiary REIT as a REIT.
This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. This opinion letter may not be relied on, reproduced, or filed for any other purpose without the prior written consent of this firm. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
Very truly yours,
/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP